Exhibit 23.2

WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC IN SEC

FORM 10K FILING OF RR DONNELLEY & SONS CORPORATION

We hereby consent to the inclusion in the Form 10-K of RR Donnelley & Sons Corporation relating to the impairment testing of the Astron Group, of references to our final report regarding the fair value of the goodwill and intangible assets of the Astron Group, provided to you on February 25, 2007, and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Form 10-K within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the value of the goodwill and intangible assets rests solely with RR Donnelley & Sons Corporation and our valuation report(s) was used as part of RR Donnelley & Sons Corporation’s analysis in reaching their conclusion of value.

Duff & Phelps, LLC

By:	Edward Lee
Managing Director
February 28, 2007